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                                   EXHIBIT 11
                             CRAGAR INDUSTRIES, INC.

                  Schedule of Computation of Earnings Per Share

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

EARNINGS (LOSS) PER SHARE                           Three Months Ended September 30,      Nine Months Ended September 30,
                                                   ---------------------------------      -------------------------------
                                                      1999                  1998             1999                1998
                                                   -----------           -----------      -----------         -----------
Income from continuing operations

Income (loss) before extraordinary item            $   223,109           $(1,349,815)     $   380,774         $(2,276,337)
Less: Preferred Stock Dividends in Arrears             (39,375)              (39,375)        (118,125)            (96,250)
                                                   -----------           -----------      -----------         -----------
Income (loss) available to Common Stockholders     $   183,734           $(1,389,190)     $   262,649         $(2,372,587)
                                                   -----------           -----------      -----------         -----------
                                                   -----------           -----------      -----------         -----------
Basic EPS - Weighted Average
        Shares outstanding                           2,456,990             2,453,990        2,456,990           2,453,990
                                                   -----------           -----------      -----------         -----------
                                                   -----------           -----------      -----------         -----------
Basic Earnings (Loss) Per Share                    $      0.07           $     (0.57)     $      0.11         $     (0.97)
                                                   -----------           -----------      -----------         -----------
                                                   -----------           -----------      -----------         -----------
Basic EPS - Weighted Average
        Shares outstanding                           2,456,990             2,453,990        2,456,990           2,453,990

Effect of Diluted Securities:
        Stock Options and Warrants(1)                1,970,374                     -        1,970,374                   -
        Convertible Preferred Stock(1)                 755,833                     -          755,833                   -
                                                   -----------           -----------      -----------         -----------
Diluted EPS - Weighted Average
        Shares Outstanding                           5,183,197             2,453,990        5,183,197           2,453,990
                                                   -----------           -----------      -----------         -----------
                                                   -----------           -----------      -----------         -----------
Diluted Earnings (Loss) Per Share                  $      0.04           $     (0.57)     $      0.05         $     (0.97)
                                                   -----------           -----------      -----------         -----------
                                                   -----------           -----------      -----------         -----------
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(1) The Company's outstanding stock options, warrants, and convertible preferred stock have antidilutive effect on loss per share for the three and nine months ended June 30, 1998. As a result, such amounts have been excluded from the computations of diluted loss per share for those periods.